EX-99.11

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

May 14, 2009 Board of Trustees Quaker Investment Trust 309 Technology Drive Malvern, PA 19355

Subject: Registration Statement on Form N-14 Ladies and Gentlemen:

     We have acted as counsel to the Quaker Investment Trust, a Massachusetts business trust (“Trust”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of substantially all of the assets and liabilities (the “Transaction”) of the Top Flight Long-Short Fund, which is a series of the Rock Canyon Trust, a trust under the laws of the State of Ohio, by and in exchange for Class A shares (the “Shares”) of the Quaker Long-Short Tactical Allocation Fund (the “Acquiring Fund”), which is a series of the Trust. It is anticipated that the Transaction will be consummated on or about June 15, 2009.

     We have reviewed the Trust’s Amended and Restated Declaration of Trust, Amended and Restated By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on The Commonwealth of Massachusetts statute governing business trusts and the federal securities laws of the United States of America governing the issuance of shares of the Acquiring Fund and does not extend to the securities or “blue sky” laws of The Commonwealth of Massachusetts or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

     1. The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Amended and Restated Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees, relating to the creation, authorization and issuance of shares.

     2. The Shares of the Acquiring Fund will be issued against payment therefor as described in the Prospectus/Information Statement and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value.

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Trustees Quaker Investment Trust May 14, 2009 Page 2

                   We hereby consent to the filing of this opinion with the Commission.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP By: /s/Jonathan M. Kopcsik Jonathan M. Kopcsik